Exhibit 10.7

MASTER LEASE

Master Lease Agreement (“Master Lease”) dated as of September 1, 1994 between GENERAL ELECTRIC CAPITAL CORPORATION (“Lessor”), with offices at 44 Old Ridgebury Road, Danbury, Connecticut 06810 and CHAMPION INTERNATIONAL CORPORATION (“Lessee”), with offices at One Champion Plaza, Stamford, Connecticut 06921.

IN CONSIDERATION of the mutual promises contained in this Master Lease the parties agree as follows:

1.                                      Property Leased and Title

(a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, such equipment and features (collectively called “Equipment” and individually called a “Leased Item”) described in each Equipment Schedule executed from time to time pursuant to this Master Lease and substantially in the form attached as Exhibit A (each an “Equipment Schedule”).  Each Equipment Schedule shall be deemed to incorporate all of the terms and conditions of this Master Lease, contain such additional terms as Lessor and Lessee shall agree upon and constitute an agreement separate and distinct from this Master Lease and any other Equipment Schedule.  In the event of a conflict between provisions of this Master Lease and an Equipment Schedule, the provisions of the Equipment Schedule shall apply.

(b) It is expressly understood that the Equipment is, and will at all times remain, personal property.  Lessor shall have full legal title to the Equipment and Lessee shall have no right, title or interest in the Equipment except as expressly provided in this Master Lease.  In the event Lessee is supplied by Lessor with a label showing the ownership of the Equipment, Lessee agrees to attach such label in a prominent place on the Equipment.

2.                                      Term of Master Lease and Equipment Schedules

(a) The term of this Master Lease shall commence on the date set forth above and shall continue in effect so long as any Equipment Schedule entered into pursuant to this Master Lease remains in effect.

(b) The term of each Equipment Schedule shall (i) commence upon execution thereof by Lessor and Lessee and extend for the period set forth thereon (the “Initial Lease Term”) from the first day of the next succeeding month after the execution of such Equipment Schedule; and (ii) include any Renewal Term pursuant to the applicable

Equipment Schedule.  The Initial Lease Term and any Renewal Terms are collectively, the “Lease Term”.

3.                                       Rent, Payment and Late Payment Rate

(a) This Master Lease and each Equipment Schedule constitute a net lease.  Each Equipment Schedule shall specify the rent for each Leased Item (“Basic Rent”), and any other payment terms.  Lessee agrees to pay all Basic Rent and other sums payable (“Additional Rent”) hereunder. (Basic Rent and Additional Rent are collectively, the “Rent”.)

(b) Except as set forth herein, the rights of Lessor and of any Assignee (as defined in Section 19) in and to such Rent are absolute and unconditional and are not subject to any abatement, reduction, setoff, defense, counterclaim or recoupment, by reason of any claims which Lessee may have against Lessor, the Assignee, or the Equipment supplier or manufacturer.  Lessee agrees to make the Basic Rent payments by check, as and when specified in the Equipment Schedule, by mail to Lessor at such address as specified by Lessor in writing from time to time.

(c) Lessor shall send to Lessee prior to each date due an invoice for Rent (and in the case of any Basic Rent installment, such invoice shall be sent at least forty-five (45) days prior to the respective due date).  If any payment of Rent is not paid within five (5) days after the date due, then Lessor may collect, and Lessee agrees to pay, a charge determined as the product of the Late Payment Rate and the amount in arrears for the period such amount remains due and unpaid.  “Late Payment Rate” shall be the lesser of (i) the then prime rate of Chemical Bank, New York, New York, plus four percent (4%) or (ii) the maximum rate allowed by applicable law.

4.                                      Selection and Acceptance  Lessee acknowledges that: (a) it has made the selection of each Leased Item based on its own judgment and expressly disclaims any reliance upon Lessor, and (b) as between Lessee and Lessor, Lessee has unconditionally accepted the Leased Items.

5.                                         Lessee’s Representations, Warranties and Covenants

(a) Lessee represents and warrants to Lessor that:

(i) Lessee has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, and has all corporate powers and material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(ii) This Master Lease has been, and each Equipment

schedule at the time of execution thereof will have been, duly authorized, executed and delivered by Lessee, and constitute the legal, valid and binding agreements of Lessee, enforceable against Lessee in accordance with their terms (assuming due authorization, execution and delivery thereof by Lessor), except to the extent that (i) the enforceability thereof may be limited by principles of equity, regardless of whether enforceability is considered in a proceeding in law or equity, and (ii) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, foreclosure or other laws affecting the enforcement of creditors’ rights generally.

(iii) The execution, delivery and performance by the Lessee of the Master Lease and the Equipment Schedules are within the Company’s corporate powers, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation, as amended, or By-Laws, as amended, of Lessee or any agreement, judgment, injunction, order, decree or other instrument binding upon Lessee, or result in the creation of any lien or other encumbrance on any asset of Lessee.

(iv) No consent or approval is required to be obtained from, and no action need be taken by, any governmental body, agency or official in connection with the execution, delivery and performance by Lessee of the Master Lease and the Equipment Schedules, except for any such consents, approvals or actions as have been obtained or taken on or before the date hereof, provided that no opinion is expressed herein regarding consents, approvals, filings, registrations or actions under state securities or blue sky laws.

(v) There are no actions, suits or proceedings pending or threatened against Lessee in any court or before any arbitrator or before or by any governmental body, agency or office in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of Lessee and its subsidiaries, considered as a whole, except as discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 or the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994, or which in any manner raises any question affecting the validity of the Master Lease or the Equipment Schedules.

(b) Lessee covenants to Lessor that:

(i) Lessee will deliver to Lessor, within 120 days after the end of each of its fiscal years, copies of the consolidated balance sheet of Lessee and its consolidated subsidiaries as at the end of, and the related consolidated statements of income, retained earnings and changes in financial position for, such year, certified by independent public accountants, all prepared in accordance with generally accepted accounting principles.

(ii) Lessee shall execute UCC financing statements necessary to perfect Lessor’s interest in this Master Lease, any Equipment Schedule(s) and any Leased Item.

(iii) The Equipment will be operated and maintained so as to substantially comply with all material applicable environmental laws, rules and regulations.

6.                                   Lessor’s Representations, Warranties, Covenants, Disclaimer of Warranties and Limitation of Damages

(a) Lessor covenants, represents and warrants to Lessee that:

(i) Lessee shall enjoy quiet possession of the Equipment throughout the Lease Term.  Lessor shall keep this Master Lease, each Equipment Schedule and the Equipment free and clear of all liens and encumbrances and shall not transfer, lend, pledge or assign, or grant a security interest in this Master Lease, an Equipment Schedule or any Leased Item, except as specifically permitted under this Master Lease.  In the event of any interference with Lessee’s use of any Leased Item (A) by Lessor (except as permitted pursuant to this Master Lease), (B) by any Assignee or anyone claiming by or through Lessor or any Assignee, or (C) resulting from any lien, claim, encumbrance or legal process of a creditor of Lessor or an Assignee, then Rent payments hereunder shall abate.  Lessor shall indemnify, defend and hold Lessee harmless from and against anyone claiming an interest in this Master Lease, any Equipment Schedule or any Leased Item by, through or under Lessor, its successors or any Assignee or the agents or employees of any of them (except if such claim results from the acts of Lessee or its successors or assigns or the agents or employees of any of them);

(ii) Lessor is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in each jurisdiction where the Equipment will be located and has adequate power to enter into and perform this Master Lease and each Equipment Schedule executed hereunder; and

(iii) This Master Lease has been, and each Equipment Schedule at the time of execution thereof will have been, duly authorized, executed and delivered by Lessor and constitute valid, legal and binding agreements of Lessor enforceable in accordance with their terms.

(b) LESSOR MAKES NO OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND RELATING TO THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE.

(c) Lessor shall have no liability to Lessee for any claim, loss or damage caused or alleged to be caused directly or indirectly by the Equipment, including by any inadequacy thereof or deficiency or defect therein. Notwithstanding the foregoing, Lessor shall be liable to Lessee for, and to the extent of, any damages suffered by Lessee resulting from breach or non-performance of this Master Lease or any Equipment Schedule by, or for any negligent or intentional acts or omissions of, Lessor, its successors or any Assignee or the employees, agents or subcontractors of any of them.

(d) The rights and obligations of the parties in the fourth sentence of Section 6(a)(i) shall survive the expiration or other termination of the applicable Equipment Schedule.

7.                                       Assignment of Manufacturer’s Warranties  Lessor hereby assigns to Lessee for the Lease Term and for each Leased Item purchased by Lessee, all of the manufacturer’s warranties, representations, covenants, indemnifications and agreements for all Leased Items.  Lessee may enforce the foregoing in its own name or in Lessor’s name as the Lessor’s attorney-in-fact, for which purpose Lessor hereby appoints Lessee.  Lessor, at the sole expense of Lessee, shall provide reasonable assistance to Lessee in enforcing such warranties.

8.                                       Incumbency Certificates and Opinion of Counsel  Lessee agrees to provide to Lessor, if requested:

(a) For this Master Lease and for each Equipment Schedule, an Incumbency Certificate, substantially in the form of Exhibit B attached hereto, identifying the signatures and establishing the authority of the signers of such documents; and

(b) For this Master Lease, an opinion of counsel substantially in the form of Exhibit C attached hereto.

9.                                       Liens and Taxes

(a) Lessee shall, at its expense, keep the Equipment free and clear of all liens and encumbrances except for: (i) liens and encumbrances (including the underlying claim) being contested diligently and in good faith by Lessee, provided that such contest does not create a substantial risk of sale, forfeiture or loss of the

Equipment (or title thereto or any interest therein) and (ii) liens and encumbrances of creditors of Lessor or an Assignee or anyone claiming by or through Lessor or an Assignee.  Lessee shall indemnify and hold Lessor harmless from all liens and encumbrances on the Equipment except as specified in clause (ii) and Lessor shall defend any liens and encumbrances specified in clause (ii), at its expense, and shall indemnify and hold Lessee harmless therefrom. The rights and obligations of the parties in the immediately preceding sentence shall survive the expiration or other termination of the applicable Equipment Schedule.

(b) General Tax Indemnity:  Lessee will indemnify and make whole on an after-tax basis Lessor against the actual amount of taxes, fees and other governmental charges such as sales, use, excise, personal property and other taxes imposed by the United States, any state where the Equipment is located or any local tax authority in a state where the Equipment is located (together with any related penalties, additions to tax and interest, unless resulting from Lessor’s action or failure to act) imposed in connection with the Equipment, or the purchase, ownership, delivery, leasing, use, possession or operation thereof or the rentals or receipts payable under this Lease, before expiration of the Initial Lease Term or any Renewal Term (as defined below).  Notwithstanding the foregoing, Lessee will not indemnify for the following federal, state or local taxes:  (i) franchise taxes, taxes on doing business, capital taxes, value added taxes; (ii) taxes imposed on, based on or measured by, gross or net income (including minimum and alternative minimum taxes measured by any items of tax preference), gross or net receipts, capital or net worth, franchise, excess profits or conduct of business (other than sales or use taxes); (iii) taxes that would not have been imposed if Lessor had not engaged in activities in the jurisdiction imposing such taxes, which activities are unrelated to the transactions contemplated hereby; (iv) taxes which became payable as a result of a voluntary or involuntary transfer by Lessor other than a transfer resulting from a default by Lessee; (v) taxes imposed because the Lessor is not a U.S. person; (vi) taxes resulting from misconduct or negligence of Lessor; and (vii) taxes with respect to any period after the termination of the applicable Equipment Schedule.  The rights and obligations of the parties contained in this Section 9(b) shall survive the expiration or other termination of the applicable Equipment Schedule.

(c) Income Tax Indemnity:  If, as the direct result of (i) the failure of any of Lessee’s Income Tax Representations (as defined in subsection (e) below) to be true and correct, or (ii) an act or omission (other than (A) the execution and delivery of the documents related to this transaction or (B) an act or omission required or permitted by the documents related to this transaction (except for a “nonseverable improvement” as defined in Section 3 of Revenue Procedure 79-48, 1979-2, C.B. 529) of the Lessee, Lessor suffers a loss of any of the assumed tax benefits, if any, set forth on an Equipment Schedule (the “Assumed Tax Benefits”), then, to the extent such Loss is caused by clauses (i) or (ii) of this subsection (c), the Lessee will indemnify and make whole the Lessor, on an after-tax basis, for the resulting actual increase in Lessor’s (X) federal income tax liability (but the amount indemnified shall not exceed such increased liability calculated using the federal income tax rate reflected in the Basic Rent) and (Y) income tax liability for the state in which the Equipment is located. Notwithstanding the foregoing, Lessee will not indemnify Lessor with respect to a loss or tax consequences resulting from or related to (i) a change in the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and/or administrative or judicial interpretations thereof, enacted, adopted or effective on or subsequent to the date hereof; (ii) a determination resulting from the status of Lessor; (iii) a determination with respect to the timing of the recognition of Rent under Section 467 of the Code; (iv) the failure of this Master Lease or any Equipment Schedule to be a “true lease” for federal income tax purposes or any other determination based upon the structure of this transaction; (v) application Sections 168(d)(3) or 861 of the Code or regulations thereunder; (vi) payments of Stipulated Loss Value or amounts calculated by reference thereto that are actually paid; (vii) any direct or indirect sale, assignment, transfer or other disposition of any Leased Item or any portion thereof by Lessor, its successors or any Assignee other than after an Event of Default by Lessee; (viii) the failure of Lessor to claim any deduction or other tax attribute properly or timely (unless such failure is based upon an opinion of independent tax counsel reasonably satisfactory to Lessee that there is not a reasonable basis upon which Lessor is entitled to claim any of such Assumed Tax Benefits as a result of a failure of any of Lessee’s Income Tax Representations to be true and correct or an act or omission of Lessee for which Lessee has agreed to indemnify Lessor pursuant to this Section); (ix) the failure of Lessor to comply with the contest provisions set forth in subsection (d); (x) misconduct or negligence of Lessor; (xi) penalties, interest or additions to tax to the extent based upon issues unrelated to the transactions contemplated herein; (xii) a short taxable year of Lessor; (xiii) any tax election made by, or action of Lessor that is inconsistent with Lessor’s Assumed Tax Benefits; or (xiv) the applicability to Lessor of Sections 55, 56, 57, 58, 168(f)(5), 291, 465 or 469 of the Code or any successor provisions.  Except for income tax for the state in which the Equipment is located, Lessee will not indemnify for any state or local income taxes.  The rights and obligations of the parties in this Section 9(c) shall survive the expiration or other termination of the applicable Equipment Schedule.

(d) Lessee, at its option and expense, may contest or require Lessor to contest (including appeals) any claim that might be subject to indemnification by Lessee, provided that the amount of the indemnity which Lessee would be required to pay would exceed $25,000 and further provided that the Lessee has furnished Lessor with an opinion of independent tax counsel reasonably satisfactory to Lessor that there is a reasonable basis to defend such claim and Lessee shall have agreed to pay Lessor on demand all reasonable costs and expenses (including the fees and disbursements of independent tax counsel) incurred by Lessor in taking such action.  Lessor shall permit Lessee to direct any such contest; provided that, at any time, Lessor may require that the tax contest not be pursued with respect to all or any portion of a proposed adjustment by notifying Lessee in writing that Lessee is relieved of its obligation to indemnify Lessor with respect to that adjustment or such portion, as the case may be.  Lessee will have the right to verify the calculation of amounts payable to Lessor pursuant to Section 9(c), such verification to be provided by a nationally recognized firm of independent public accountants selected by Lessor and reasonably acceptable to Lessee, whose fees and expenses shall be borne by Lessee and whose determination shall be conclusive and binding upon the parties.  Lessee agrees that it shall not have any right to inspect the tax returns, books, records or any other documents, records or proprietary information of Lessor in order to verify the amounts payable to Lessor under Section 9(c).  No assignment or other transfer by Lessor shall cause Lessee’s indemnification obligations pursuant to this Section 9 to be greater than such obligations would have been had the interest of Lessor not been assigned or otherwise transferred.  Appropriate adjustments will be made to the Stipulated Loss Value for any tax loss in order to reflect properly the loss of tax benefits at each point in time shown on such schedule. This tax indemnity is the sole remedy for misrepresentation of any Income Tax Representation, and any such misrepresentation will not constitute a default or Event of Default.

(e) Lessee’s federal income tax representations (the “Income Tax Representations”) will be limited to the following:

(i) as of the date of the applicable Equipment Schedule, and at all times during the term of the applicable Equipment Schedule, the Equipment is not tax-exempt use property as a result of the status of Lessee or the status of any assignee, successor or sublessee of Lessee or as a result of the use of the Equipment during the term of this Lease;

(ii) after the date of the applicable Equipment Schedule, Lessee will not claim depreciation deductions with respect to any Leased Items covered thereby;

(iii) each Leased Item has been delivered to Lessee and is installed and has been placed in service by Lessee on or before the commencement date of the Initial Lease Term of the applicable Equipment Schedule;

(iv) the tax basis of the Leased Items subject to a particular Equipment Schedule, for federal income tax depreciation purposes, is the amount shown on the applicable Equipment Schedule as the basis for Lessor’s Assumed Tax Benefits;

(v) at no time during the term of this Lease will Lessee take or omit to take, nor will it permit any sublessee, renter or assignee to take or omit to take, any action which will cause the Equipment to be subject to the Alternative Depreciation System pursuant to Section 168(g)(1)(A) or Section 168(g)(1)(B) of the Code or any successor section; and

(vi) at no time during the term of this Lease will Lessee take or omit to take, nor will it permit any sublessee, renter or assignee to take or omit to take, any action that will result in the Equipment constituting “limited use property” within the meaning of Revenue Procedure 75-21 or 76-30.

(f) Lessor shall give Lessee prompt written notice of any taxes due by Lessee hereunder, and Lessor shall timely file all tax returns and pay when due all federal, state and local taxes attributable to Lessee’s use or possession of the Equipment (together with any related interest or penalties arising from an act or omission of Lessee).  For those years which are under audit or may still be audited and which are not barred by the statute of limitations, Lessor will make available to Lessee, upon its request, evidence of all tax filings and payments.  Lessee shall not be obligated to pay any tax under this Master Lease so long as Lessee, by appropriate proceedings, shall contest the validity or amount thereof in accordance with the provisions of Sections 9(a) and 9(d), as applicable.  If Lessor shall obtain any refund of any tax paid by Lessee (or by Lessor and reimbursed by Lessee), Lessor will promptly pay such refund to Lessee, together with any interest thereon paid, credited or offset.

(g) If Lessee shall fail to pay when due any tax, except if such tax is being contested by Lessee in accordance with the provisions of Sections 9(a) and 9(d), as applicable, Lessor may at its option pay such tax, in which event the amount so paid (including any penalty or interest incurred as a result of Lessee’s failure), plus interest thereon at the Late Payment Rate, shall be paid by Lessee to Lessor as Additional Rent within thirty (30) days after written demand therefore.

10.                                 Installation, Maintenance and Repair  Lessee shall be responsible for the expense of delivery, installation, repair and maintenance of the Equipment.  Lessee agrees to keep the Equipment in normal working order, ordinary wear and tear excepted, and to furnish all parts which may be required in the course of so doing.  To the extent Lessee does so with other similar equipment owned or leased by it, Lessee, at its sole expense, shall enter into and keep in force a maintenance agreement with the manufacturer of the Equipment or such other party reasonably acceptable to Lessee and shall provide a copy of such agreement upon the request of Lessor.

11.                                 Equipment Inspection and Use  Lessor may inspect the Equipment and Lessee’s maintenance records upon reasonable prior written notice to Lessee, during normal business hours and in accordance with Lessee’s security procedures.

12.                                 Damage or Destruction

(a) If any Leased Item is damaged, which damage does not constitute an “Event of Loss” (as defined below), Lessee shall promptly notify Lessor and within sixty (60) days of such damage, or as soon thereafter as practical, proceed diligently to make any repairs necessary to return the Leased Item to its condition immediately prior to such damage.  As between Lessor and Lessee, such repairs shall be made at Lessee’s expense.  Any insurance proceeds received by Lessee in connection with such damage shall be applied: (i) first, to reimburse Lessee for all costs and expenses incurred by Lessee related to such damage, and (ii) second, with any surplus promptly paid to Lessor.

(b) In the event that any Leased Item is taken or condemned by a governmental authority, destroyed, lost, stolen or, in Lessee’s judgment, damaged to an extent that repair is not economical or as to render it unfit for normal use (each, an “Event of Loss”), Lessee will promptly notify Lessor, and Lessee shall pay to Lessor in cash within sixty (60) days following the Event of Loss, an amount equal to the Stipulated Loss Value of the Leased Item subject to the Event of Loss (calculated based on the Stipulated Loss Value for the month preceding the month in which the Event of Loss occurred), minus all insurance proceeds or other recovery received by Lessor or any Assignee with respect to the Event of Loss.  Upon such payment by Lessee in full, Lessee’s obligations (except for such obligations that expressly survive expiration or termination of the applicable Equipment Schedule) with respect to such Leased Item, including but not limited to the obligation to pay Rent for the Leased Item, shall cease and Lessor shall deliver to Lessee a bill of sale conveying to Lessee all of Lessor’s right, title and interest to such Leased Item, including such title as Lessor acquired at the inception of the applicable Equipment Schedule, free of any liens and encumbrances by, through or under Lessor, its successors or any Assignee or the agents or employees of any of them (except for Lessee, its successors or assigns or the agents or employees of any of them).  Any insurance proceeds or recovery received by Lessee in connection with such Event of Loss shall be applied: (i) first, to payment of the Stipulated Loss Value amount payable to Lessor pursuant to this Section (to the extent not previously paid by Lessee), (ii) second, to reimburse Lessee for that portion of the Stipulated Loss Value amount paid by Lessee, (iii) third, to reimburse Lessee for all costs and expenses incurred by Lessee related to such Event of Loss, and (iv) fourth, with any surplus promptly paid to Lessor.

(c) In the event of (i) damage to a Leased Item pursuant to paragraph 12(a), or (ii) an Event of Loss pursuant to paragraph 12(b), then in either such event any insurance proceeds or other recovery received by Lessor or any Assignee in connection therewith shall be applied: (i) first, to payment of the Stipulated Loss Value amount payable to Lessor or to the payment of the cost to repair, as provided in Section 12(a) and (b) as the case may be (to the extent not previously paid by Lessee), (ii) second, to reimburse Lessee for that portion of the Stipulated Loss Value amount or that portion of the cost to repair, paid by Lessee, (iii) third, to reimburse Lessee for all costs and expenses incurred by Lessee related to such damage or Event of Loss, and (iv) fourth, with any surplus retained by Lessor.  Payment by Lessor to Lessee under clauses (ii) or (iii) shall be made promptly upon Lessee’s request.

13.                                 Insurance

(a) At all times during the Lease Term, Lessee shall, at its sole expense, carry (i) property damage insurance on the Equipment in an amount not less than the Stipulated Loss Value for each Leased Item, and (ii) liability insurance for personal injury, property damage and death, with a $1 million limit of liability.  Lessor shall be named as an additional insured, as its interest may appear, and loss payee on the property damage policy. This insurance shall apply irrespective of any breach of warranty or other act or omission by Lessee.  Lessor shall also be named as an additional insured on the liability policy.   Lessee agrees to deliver to Lessor evidence of

the required insurance.  Lessee will request its insurers to specify that such insurance policies may not be altered or cancelled by the insurer until after 30 days written notice to Lessor.  Notwithstanding anything to the contrary, all insurance shall be subject to Lessee’s normal deductibles, and Lessee may act as a self-insurer with respect to (i) liability insurance subject, in Lessee’s reasonable determination, to insurance market conditions or industry practice; and (ii) property damage insurance.  Lessee may carry the insurance under a policy covering other property and equipment leased or owned by Lessee.  Upon an assignment by Lessee of this Master Lease or an Equipment Schedule, the insurance policies provided by such assignee shall be with companies and on terms reasonably satisfactory to Lessor.

(b) Upon the occurrence of an “Insurance Event” (as hereinafter defined), Lessee shall be deemed to have irrevocably appointed Lessor as Lessee’s attorney-in-fact to make proof of loss and claim of insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies.  An Insurance Event shall exist when, an Event of Default having occurred and Lessee having failed to exercise its option pursuant to Section 16(a), Lessor has commenced an action to enforce any of its remedies under Section 16(b).

14.                                 Indemnity

(a) Subject to Section 9, Lessor and Lessee shall each indemnify, defend and hold the other, and each party’s respective agents, employees, successors and permitted assigns, harmless, on an after-tax basis, from and against any loss, claims, costs, expenses, damages and liabilities, including reasonable attorneys’ fees, resulting from breach of this Master Lease or the negligence or wrongful acts or omissions of a party, its employees or agents, in connection with this Master Lease, each Equipment Schedule, or any Leased Item.  In addition, Lessee shall indemnify, defend and hold Lessor and its agents, employees, successors and permitted assigns harmless, on an after tax basis, from and against any loss, claims, costs, expenses, damages and liabilities (whether in contract, tort, strict liability in tort or otherwise), including reasonable attorneys’ fees, arising out of the delivery, lease, possession, maintenance, use, operation or condition of any Leased Item, and any claim for patent, trademark or copyright infringement or environmental damage.

(b) The indemnifications in this Section 14 shall be contingent on the prompt written notice by the party seeking indemnification of any claim or proceeding subject to indemnity; provided, however, that the failure to give such notice shall not affect such indemnification obligations unless and to the extent such failure materially and adversely prejudices the rights of the indemnifying party.  The party seeking such indemnification will cooperate in the defense of such claim or proceeding at the expense of the indemnifying party.  The indemnifying party will have the sole right to defend, settle or otherwise dispose of any such claim or proceeding, on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying party shall not be entitled to control or assume the defense of any such claim or proceeding, if and to the extent that in the opinion of independent counsel, mutually agreed to by the indemnifying and indemnified parties, the claims shall involve the imposition of criminal liability on such indemnified party, in which event the indemnified party shall have the right to approve defense counsel selected by the indemnifying party (which approval shall not unreasonably be withheld). The expenses of such independent counsel will be borne by the indemnifying party.  In the event the indemnifying party assumes the defense of any such action, any indemnified party shall have the right to employ separate counsel in such action and participate therein, but the fees and expenses of such separate counsel shall be at the expense of such indemnified party, unless (i) the employment of such separate counsel has been specifically authorized by the indemnifying party, or (ii) the counsel employed by the indemnifying party has advised such indemnified party that (x) representation of such indemnified party by the same counsel would be inappropriate under the applicable standards of professional conduct due to actual or potential conflicts of interest or (y) such counsel’s representation of such indemnified party would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to such indemnified party, whether it be a conflicting, inconsistent or diverse interest (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, and of any local counsel retained by said firm, at any one time for each such indemnified party, which firm shall be designated in writing by such indemnified party).  In any settlement of any claim, dispute or other proceeding giving rise to any claim for indemnification hereunder, the indemnifying party shall not make any admission, on behalf of any indemnified party, of: (i) criminal liability or (ii) liability arising under any environmental law or regulation, without the prior written consent of such indemnified party (which consent shall not be unreasonably withheld with respect to environmental liability). Each party’s obligations hereunder shall survive the expiration of the applicable Lease Term for a Leased Item with respect to acts or events occurring or alleged to have occurred, or conditions existing, on or prior to the expiration of the Lease Term for such Leased Item.

15.                                 Default

(a) The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under the applicable Equipment Schedule:

(i) the nonpayment by Lessee of any Rent under an Equipment Schedule;

(ii) the failure by Lessee to perform or observe any other material term, covenant, or condition of this Master Lease or any Equipment Schedule;

(iii) the filing of any involuntary petition against Lessee or the filing of a voluntary petition by Lessee, under any bankruptcy, reorganization, insolvency, arrangement, liquidation or dissolution, or any other law for the relief of or relating to debtors which is not stayed or dismissed within sixty (60) days thereafter, or the appointment of any receiver, liquidator, or trustee to take possession of substantially all of the properties of Lessee, unless the appointment is set aside or expires within sixty (60) days from the date of said filing or appointment; or

(iv) the material untruth, when made, of any representation or warranty by Lessee in this Master Lease or in any Equipment Schedule or in any document furnished by Lessee to Lessor in connection with this Master Lease or any Equipment Schedule.

(b) Notwithstanding anything to the contrary in this Section 15, Lessee shall not be in breach or default under this Master Lease, and no Event of Default shall be deemed to have occurred, until Lessee has received prior written notice thereof from Lessor, which notice shall specify the breach or default, and Lessee has been given thirty (30) days from receipt of such notice to cure such breach or default (ten (10) days in the case of either a breach or default under subsection (a)(i) above or a failure to provide insurance to the extent required pursuant to Section 13(a)); provided, however, that no Event of Default (except under subsection (a)(i) above) will be deemed to have occurred if a breach or default is curable but cannot be cured during the applicable cure period and Lessee is diligently attempting to cure.

(c) Any breach by a Lessee with respect to an Equipment Schedule shall be a breach with respect to that Equipment Schedule only.

16.                                 Remedies

(a)  Upon the happening of any Event of Default, Lessor, by written notice to Lessee, shall give Lessee the option to cure the Event of Default by paying to Lessor, within thirty (30) days after receipt of such notice, the amount specified in this subsection (a).  If Lessee so elects to cure the Event of Default, the amount payable by Lessee under this subsection (a) shall be (A) any accrued and unpaid Basic Rent and other sums then due under the applicable Equipment Schedule, plus (B) the greater of “Fair Market Value” or the Stipulated Loss Value of the Leased Items subject to the Event of Default (Stipulated Loss Value to be determined as of the month preceding the month in which the event triggering the Event of Default occurred), plus all applicable sales taxes, if any.  Upon payment of such amount, Lessor shall deliver to Lessee a bill of sale conveying to Lessee all of Lessor’s right, title and interest, including such title as Lessor acquired at the inception of the applicable Equipment Schedule, to such Leased Items, free of all liens and encumbrances by, through or under Lessor, its successors or any Assignee or the agents or employees of any of them (excluding Lessee, its successors and assigns).  “Fair Market Value” is the purchase price that would be obtained in an arm’s length transaction as of the date of the Event of Default between informed and willing parties under no compulsion to buy or sell, assuming the applicable Leased Items are maintained in the condition as required under this Master Lease and, in the case of installed Leased Items, the Leased Items shall be valued on an installed basis.  If, within thirty (30) days after receipt of Lessor’s notice of such option, Lessee does not elect to so cure such Event of Default and pay the amounts provided herein within such period, then Lessor may exercise any remedy specified in subsection (b) below.

(b) If Lessee fails to exercise the option in subsection (a) above, Lessor may terminate, on five (5) days prior written notice, all of Lessee’s rights to possession of the Leased Items covered by the applicable Equipment Schedule and either (i) require Lessee to return the Leased Items in accordance with the return provisions of this Master Lease, at Lessee’s expense, or (ii) enter upon Lessee’s premises and take possession of the Leased Items which are the subject of the Event of Default, and lease or sell (in a commercially reasonable manner at public or private sale with at least ten (10) days prior written notice of such sale to Lessee) the same, or any portion thereof.  Lessor may use Lessee’s premises for storage or to show the Leased Items for sale or lease, without charge, for a period not to exceed one hundred eighty (180) days following the expiration of the option period specified in subsection (a) above; provided, however, that any showing of the Leased Items shall be on reasonable prior written notice to Lessee by Lessor.  The proceeds of such sale will be applied by Lessor as follows:  (i) first, to pay all costs and expenses, including reasonable legal fees and disbursements, incurred by Lessor as a result of the Event of Default; (ii) second, to the obligations of Lessee pursuant to Section 16(c), with Lessee remaining liable for any deficiency; and (iii) third, to reimburse Lessee for any portion of the Stipulated Loss Value or other damages paid by Lessee.  Any surplus remaining thereafter will be paid to Lessor.  Lessor may also retain the Leased Items and recover from Lessee as damages, not as a penalty, but as liquidated damages, the amount set forth in Section 16(c). Lessor may elect not to repossess the Leased Items and may instead recover from Lessee damages as provided in Section 16(c)(iii).  Lessor will use reasonable efforts to mitigate its damages.

(c) The damages which Lessor shall be entitled to recover pursuant to Section 16(b) are as follows:

(i) if Lessor elects to dispose of the Leased Items pursuant to a lease which is substantially similar to this Master Lease (including the applicable Equipment Schedule) and the new lease is made in good faith and in a commercially reasonable manner, in an amount equal to the sum of (A) any accrued and unpaid Basic Rent under the applicable Equipment Schedule as of the date of commencement (the “Commencement Date”) of the term of the new lease, and (B) the Stipulated Loss Value thereof (determined as of the Commencement Date) and (C) any incidental damages allowed under Article 2A of the Uniform Commercial Code (“Article 2A”) less expenses saved by Lessor in consequence of the Event of Default (“Incidental Damages”) minus: (X) the present value, determined as of the Commencement Date, of the rent under the new lease applicable to that period of the new lease term which is comparable to the then Remaining Initial Lease Term or Renewal Term, as the case may be, of the applicable Equipment Schedule (the “Remaining Term”), (Y) the present value, determined as of the Commencement Date, of Lessor’s booked residual for such new lease (determined pursuant to Lessor’s customary residual setting procedure) and (Z) the present value, determined as of the Commencement Date, of the tax benefits which Lessor receives in connection with such new lease;

(ii) if Lessor elects to retain the Leased Items or

to dispose of the Leased Items by sale, by re-lease (pursuant to a lease which is not substantially similar to this Master Lease, including the applicable Equipment Schedule), or otherwise, in an amount equal to the sum of (A) any accrued and unpaid Basic Rent as of the date Lessor repossesses the Leased Items or such earlier date as Lessee tenders possession of the Leased Items to Lessor, (B) the Stipulated Loss Value, determined as of the date determined under clause (c)(ii)(A), and (C) any Incidental Damages, minus: (X) the present value as of the same date of the “market rent” (as defined in Article 2A) at the place where the Leased Items were located on that date computed for the same lease term, (Y) in the event a new lease is entered into, the present value, determined as of such date provided under clause (c)(ii)(A), of Lessor’s booked residual for such new lease (determined following Lessor’s customary residual setting procedures) and (Z) the present value, determined as of such date, of the tax benefits which Lessor receives in connection with such new lease or disposition and those to which Lessor is legally entitled from the date determined pursuant to clause (c)(ii)(A) through the date of disposition; or

(iii) if Lessor has not repossessed the Leased Items, or if Lessor has repossessed the Leased Items or Lessee has tendered possession of the Leased Items to Lessor and Lessor is unable after reasonable effort to dispose of the Leased Items at a reasonable price, in an amount equal to the sum of (A) accrued and unpaid Basic Rent as of the date of entry of judgment in favor of Lessor, (B) the Stipulated Loss Value thereof, determined as of such date and (C) any Incidental Damages.  Lessor may dispose of the Leased Items at any time before collection of a judgment for damages.  If the disposition is before the end of the Remaining Term, Lessor’s recovery against Lessee for damages will be governed by subsection (c)(i) or (ii) (as applicable), and the amount payable by Lessee pursuant to such judgment shall be reduced to the extent that the amount of the judgment exceeds the applicable recovery pursuant to subsection (c)(i) or (ii) .

(d) Upon payment by Lessee of the damages pursuant to Section 16(c), the applicable Equipment Schedule shall be deemed cancelled as to such Leased Items and Lessee shall have no further obligations hereunder with respect to such Leased Items except for such obligations which expressly survive expiration or termination as provided in this Lease.  All amounts to be present valued shall be discounted at a rate equal to: (i) with respect to Section (c)(i) above, Lessor’s pre-tax yield under such re-lease and (ii) with respect to Section (c)(ii), above 175 basis points over the US Treasury obligations with a comparable term as the term of the payments being presently valued.

17.                                 Performance of Lessee’s Obligations  In the event

Lessee shall fail to do any act required in this Master Lease or any Equipment Schedule (other than the payment of Rent), for a period of thirty (30) days following receipt of written notice from Lessor, Lessor shall have the right, but not the obligation, to do the same upon giving written notice to Lessee.  In exercising any such rights, Lessor may expend any reasonable amounts it deems necessary.  All sums incurred and expended by Lessor pursuant to this Section shall be immediately payable as Additional Rent.

18.                                 Deinstallation and Return of Equipment  Upon the expiration or earlier termination of the Lease Term (the “Expiration Date”) with respect to any Leased Items, and if Lessee shall not have elected to purchase such Leased Items, Lessee shall, at its sole expense, deinstall and return such Leased Items to Lessor in normal condition, ordinary wear and tear excepted, to a location in the continental United States specified by Lessor.  In the event Lessee keeps such Leased Items ten (10) business days beyond the Expiration Date, Lessee shall pay to Lessor daily rent from the Expiration Date for the Leased Items not timely returned.  Daily rent is determined by dividing the amount of the last Basic Rent installment for the Leased Items by the appropriate denominator to arrive at a per diem rental amount.

19.                                 Assignment by Lessor

(a) Lessor at any time may, in one or more transactions, assign, pledge, mortgage, transfer, sell or grant a security interest or otherwise dispose of (collectively an “Assignment” and each party to whom an Assignment is made, an “Assignee”) all or part of Lessor’s interest in any Equipment Schedule, this Master Lease, or any one or more Leased Items.  Such Assignments shall be made subject to all rights of Lessee under this Master Lease and the applicable Equipment Schedule.  No Assignment shall relieve Lessor of its obligations under this Master Lease and the Equipment Schedules, and Lessor shall be responsible to Lessee for the acts of an Assignee.

(b) Each Assignee shall be entitled to all of the rights, powers and privileges of Lessor under the applicable Equipment Schedule to the extent these have been assigned.  The rights of an Assignee shall not be subject to any defense, counterclaim or setoff which Lessee may have against Lessor.

(c) No Assignment by Lessor or an Assignee shall be effective until:  (i) receipt by Lessee from Lessor of written notice thereof at least thirty (30) days prior to the effective date of the Assignment; and (ii) delivery to Lessee by the proposed Assignee of a signed statement pursuant to which such proposed Assignee agrees to be bound by the terms of this Master Lease and the applicable Equipment Schedule and agrees that Lessee may continue to enjoy quiet possession of the Equipment.

20.                                 Assignment, Subleasing and Relocation by Lessee

(a) Assignment:  Upon thirty (30) days prior written notice to Lessor, Lessee may assign its rights, powers, privileges and obligations under this Master Lease and/or one or more Equipment Schedules provided that: (i) such assignee shall agree to be bound by the terms of this Master Lease and the applicable Equipment Schedule; and (ii) Lessee shall comply with the provisions of Section 20(c) regarding relocation of the Equipment; (iii) the assignee is a U.S. person; (iv) such assignment will not cause any Leased Item to be considered tax exempt use property as provided in Section 168 of the Code (or any successor provision); (v) such assignment will not cause any loss of or otherwise adversely affect any of Lessor’s Assumed Tax Benefits (it being agreed that notwithstanding any provision of this Master Lease to the contrary, any assignment by Lessee, whether or not in compliance with this Section, shall constitute an act of Lessee for purposes of Section 9(c)(ii) of this Master Lease for which Lessee shall be required to indemnify Lessor pursuant to the terms of such Section); (vi) such assignment will not cause any Rent or other amounts payable to Lessor in connection with this Master Lease to be subject to any withholding taxes; and (vii) no assignment shall relieve Lessee of its obligations under this Master Lease and the applicable Equipment Schedule, and Lessee shall be responsible to Lessor for the acts of such assignee.  Notwithstanding anything to the contrary, acts by the Lessee pursuant to this subsection shall constitute an act for purposes of Section 9(c)(ii) for which Lessee shall be required to indemnify Lessor pursuant to the terms of such Section.

(b) Subleasing:  Lessee may sublease any or all of the Equipment upon thirty (30) days prior written notice to Lessor provided that: (i) such sublessee is a U.S. person; (ii) such sublease will not cause any Leased Item to be considered tax exempt use property as provided in Section 168 of the Code (or any successor provision); (iii) such sublease will not cause any loss of or otherwise adversely affect any of Lessor’s Assumed Tax Benefits (it being agreed that notwithstanding any provision of this Master Lease to the contrary, any sublease by Lessee, whether in compliance with this Section or otherwise, shall constitute an act of Lessee for purposes of Section 9(c)(ii) of this Master Lease for which Lessee shall be required to indemnify Lessor pursuant to the terms of such Section); (iv) such sublease will not cause any Rent or other amounts payable to Lessor in connection with this Master Lease to be subject to any withholding taxes; (v) if, and only if, Lessee’s (or any successor’s) credit rating is BB or lower (as rated by Standard & Poor’s Corporation), Lessee will grant to Lessor a security interest in any such sublease and the payments thereunder and the proceeds thereof (including insurance proceeds) to secure Lessee’s obligations hereunder, it being understood that a sublessee shall pay Lessee all rentals and other sums payable under a sublease until (x) an Event of Default occurs with respect to the subleased Leased Items, (y) expiration of all applicable notice and cure periods under this Master Lease have occurred and (z) Lessor has issued a notice to the sublessee to pay such payments to Lessor, and that so long as there is no Event of Default hereunder with respect to subleased Leased Items, Lessor will not disturb a sublessee’s right to quiet use and possession under its sublease; (vi) during the term of a sublease, the rent payable by a sublessee is equal to or greater than the Basic Rent payable by Lessee to Lessor for such subleased Leased Items; (vii) during the term of a sublease, the rent payable by a sublessee to Lessee is payable on the same dates as the Basic Rent payable by Lessee to Lessor for such subleased Leased Items; and (viii) to the extent any sublease may constitute chattel paper, no security interest in any sublease may be perfected except through the possession of counterpart No. 1 of any sublease, which counterpart will be delivered to Lessor upon the request of Lessor. Such notice shall specify the name and address of the proposed sublessee, and location and movement date for the Equipment.  Lessee may not sublease the Equipment unless such notice has been given to Lessor and unless Lessee shall comply with the provisions of Section 20(c) regarding relocation of the Equipment.  No sublease shall discharge or diminish Lessee’s obligations under this Master Lease and any Equipment Schedule, and sublessee’s rights with respect to the Equipment shall be expressly made subject and subordinate to the rights of Lessor. Notwithstanding anything to the contrary, acts by the Lessee pursuant to this subsection shall constitute an act for purposes of Section 9(c)(ii) for which Lessee shall be required to indemnify Lessor pursuant to the terms of such Section.

(c) Relocation:  Upon thirty (30) days prior written notice to Lessor, Lessee may relocate any of the Leased Items within the continental United States provided: (i) upon Lessor’s request, Lessee files or cooperates in filing financing statements or other documents necessary to continue in effect any security interests in the Leased Items; (ii) upon Lessor’s request, Lessee shall provide proof of insurance for transportation; and (iii) Lessee promptly pays all costs, including additional property or use taxes, resulting from relocation.  In no event shall any of the Leased Items be relocated or used outside the continental United States.  Notwithstanding anything to the contrary, acts by the Lessee pursuant to this subsection shall constitute an act for purposes of Section 9(c)(ii) for which Lessee shall be required to indemnify Lessor pursuant to the terms of such Section.

21.                                 Upgrades   At any time, Lessee may modify the Equipment, or acquire and install additional features, options or upgrades, provided that such modification, feature, option or upgrade does not interfere with Lessee’s ability to maintain the Equipment as required under this Master Lease.  If, at the end of the Lease Term, Lessee is not purchasing the Equipment, Lessee shall remove all modifications, features, options and upgrades which are readily removable without causing material damage to the Equipment.  Upgrades, modifications, features and options which are not so removable will become the Lessor’s property (lien free) at the end of the Lease Term.  Notwithstanding anything to the contrary, acts by the Lessee pursuant to this Section shall constitute an act or omission pursuant to Section 9(c)(ii)

22.                                 Miscellaneous

(a) Lessee agrees promptly to furnish, upon request, financial statements for the most recent period for which available.

(b) No delay or failure to exercise any right or remedy accruing to Lessor or Lessee shall be a waiver of any such right or remedy, nor will a waiver of any single breach or default be deemed a waiver of any other breach or default.  ANY WAIVER, PERMIT, CONSENT, OR APPROVAL ON THE PART OF LESSOR OR LESSEE OF ANY BREACH OR DEFAULT UNDER THIS MASTER LEASE OR ANY EQUIPMENT SCHEDULE, MUST BE IN WRITING.

Initials:	/s/ Frank Kneisel	/	/s/ Christopher Ziluca

(c) Any notices provided for under this Master Lease shall be given in writing by certified or registered mail, return receipt requested, or by overnight mail (e.g., Federal Express or Express Mail) which provides evidence of receipt by an addressee, to the respective party at the address set forth below or at any other address as the respective party may designate by notice delivered pursuant hereto:

To Lessee:

Champion International Corporation

One Champion Plaza

Stamford, CT  06921

Attn: Senior Vice President-Finance

To Lessor:

General Electric Capital Corporation

44 Old Ridgebury Road

Danbury, CT 06810

Attn: Manager-Operations

(d) In no event shall either party be liable to the other for special, indirect, incidental or consequential damages of any nature or kind whatsoever in connection with this Master Lease, any Equipment Schedule or the Equipment.

(e) Lessor and Lessee shall reimburse the other for all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement by a party of any right, remedy or obligation under this Master Lease or pursuant to law.

(f) In the event of a breach or non-performance of any provision or obligation of this Master Lease by the Lessor or an Assignee, the Lessee shall be entitled to exercise all rights and remedies under this Master Lease and pursuant to law, including, but not limited to, the right to cease performance during the period of such breach or non-performance.

(g) This Master Lease and each Equipment Schedule shall be governed by, and construed in accordance with, the laws applicable to contracts made or performed in the State of New York, without giving effect to the principles of conflict of laws.  Any and all proceedings relating to the subject matter of this Master Lease and each Equipment Schedule shall be maintained in the courts of New York located in New York County or the federal district courts sitting in New York County, which courts shall have exclusive jurisdiction for such purpose.

(h) LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS MASTER LEASE.

(i) Lessor and Lessee acknowledge that there are no agreements or understandings, written or oral, between them with respect to this Master Lease or the Equipment, other than as set forth herein and in each Equipment Schedule, and that this Master Lease and each Equipment Schedule contain the entire agreement between Lessor and Lessee.  Neither this Master Lease nor any Equipment Schedule may be altered, modified, terminated, or discharged except by a writing signed by the party against whom enforcement of such alteration, modification, termination or discharge is sought.

(j) Any provision of this Master Lease and any Equipment Schedule prohibited by or unlawful or unenforce-

able under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Master Lease.

(k) This Master Lease and each Equipment Schedule shall be binding upon and inure to the benefit of Lessor, Lessee, their respective successors, and assigns, subject to and except as expressly provided for herein.

(l) In no event shall any provision of this Master Lease act as a waiver of subrogation, in whole or in part, by Lessee, or act to limit liability of either party for indemnification or contribution.

(m) Section headings are for convenience only and shall not be construed as part of this Master Lease or any Equipment Schedule.

(n) Each party shall be responsible for its own expenses incurred in connection with this transaction, except as specifically provided herein.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease to be executed as set forth below.

Lessee:		Lessor:

CHAMPION INTERNATIONAL CORPORATION		GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Frank Kneisel	By:	/s/ Christopher Ziluca

	Frank Kneisel		Christopher Ziluca
	(Printed Name)		(Printed Name)

Title:	Vice President and Treasurer	Title:	Senior Credit Analyst

Date:	September 1,1994	Date:	9/1/94

29:Lease.630

(see 29:Exhibit.630)

EQUIPMENT SCHEDULE

EQUIPMENT SCHEDULE NUMBER 1 effective September 30, 1994 (the “date hereof”) to the Master Lease dated as of September 1, 1994 (“Master Lease”).

LESSEE:	LESSOR:

CHAMPION INTERNATIONAL CORPORATION One Champion Plaza Stamford, CT 06921	GENERAL ELECTRIC CAPITAL CORPORATION 44 Old Ridgebury Road Danbury, CT 06810

1.                             Location of Equipment: Lessee’s paper mill in Canton, North Carolina.

2.                             Initial Lease Term: 120 months, from the first day of the next succeeding month after the day hereof.

3.                             Equipment:   The Equipment leased hereunder shall be as set forth on Annex A attached hereto.

4.                             Total Invoice Cost of Equipment: $7,347,765.90 (also referred to as “Capitalized Lessor’s Cost”).

5.                             Stipulated Loss Values:  The schedule of Stipulated Loss Values attached hereto as Annex D is incorporated herein by reference.

6.                             Rent:

(a)  Interim Rent: During the period from the date hereof to the last day of this month, the daily rent for the Equipment leased hereunder shall be computed as the product of the Total Invoice Cost specified above and the Prime Rate divided by three hundred sixty five (365) days. As used herein, “Prime Rate” shall mean the prime rate of Chemical Bank, New York, New York, in effect on the date of execution hereof. This pro-rated payment shall be made on the last day of the month.

(b)  Basic Rent: Commencing on April 1, 1995 and continuing on the same day of each calendar year thereafter during the Initial Lease Term, rent for said Equipment during the Initial Lease Term shall be as specified in Rider 4 to this Equipment Schedule.

Initials:	/s/ Frank Kneisel	/s/ Christopher Ziluca
	Lessee	Lessor

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7.                             Options at End of Initial Lease Term: See Rider 3 to this Equipment Schedule.

8.                             Assumed Tax Benefits:

(a) Depreciation Deductions: 200% declining balance method switching to straight line method for the first taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year would yield a larger allowance.

(b) Recovery Period: seven (7) years.

(c) Basis:  100% of Capitalized Lessor’s Cost.

9.                             Special terms: The following terms set forth below or attached hereto, shall be applicable to and shall constitute a part of this Equipment Schedule.

Master Lease: This Equipment Schedule is issued pursuant to the Master Lease identified on Page 1. All of the terms and conditions of the Master Lease are incorporated herein and made a part hereof as if such terms and conditions were set forth in this Equipment Schedule. By their execution and delivery of this Equipment Schedule, the parties hereby reaffirm all of the terms and conditions of the Master Lease except as modified hereby.

LESSOR:		LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION		CHAMPION INTERNATIONAL CORPORATION

By:	/s/ Christopher Ziluca	By:	/s/ Frank Kneisel

Name:	Christopher Ziluca	Name:	Frank Kneisel

Title:	Senior Credit Analyst	Title:	Vice President & Treasurer

Date:	September 30, 1994	Date:	September 30, 1994

Initials:	/s/ Frank Kneisel	/s/ Christopher Ziluca
	Lessee	Lessor

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